Exhibit 99.2

Processa Pharmaceuticals Announces Closing of $5 Million Public Offering Priced At-The-Market Under Nasdaq Rules

HANOVER, Md, January 30, 2025— Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (“Processa” or the “Company”), a clinical-stage pharmaceutical company focused on developing the next generation of chemotherapeutic drugs with improved efficacy and safety, announces the closing of its previously announced “reasonable best efforts” public offering with participation from the Company’s Chief Executive Officer, certain board members, and existing institutional investors of the Company, along with a healthcare focused institutional investor, consisting of 8,050,672 shares of common stock (or pre-funded warrants in lieu thereof) and accompanying Series A warrants to purchase up to 8,050,672 shares of common stock (or pre-funded warrants in lieu thereof) and Series B warrants to purchase up to 4,025,336 shares of common stock at a combined purchase price per share (and accompanying warrants) of $0.615 for the institutional investors and $0.7975 for the Company’s Chief Executive Officer and certain board members. The closing occurred on January 29, 2025.

The gross proceeds from the offering, before deducting placement agent fees and other offering expenses payable by the Company, were $5 million (excluding any proceeds that may be received upon the exercise of Series A warrants and Series B warrants).

A.G.P./Alliance Global Partners acted as the sole placement agent for the offering.

A registration statement on Form S-1 (File No. 333-283986) relating to the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on January 27, 2025. The offering was made only by means of a prospectus forming part of the effective registration statement relating to the offering. A final prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting A.G.P./Alliance Global Partners at 590 Madison Avenue, 28th Floor, New York, NY 10022, by phone at (212) 624-2060 or e-mail at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Processa Pharmaceuticals, Inc.

Processa is a clinical-stage pharmaceutical company focused on developing the Next Generation Chemotherapy (NGC) drugs with improved safety and efficacy. Processa’s NGC drugs are modifications of existing FDA-approved oncology therapies resulting in an alteration of the metabolism and/or distribution of these drugs while maintaining the existing mechanisms of killing the cancer cells. By combining its novel oncology pipeline with proven cancer-killing active molecules and its Regulatory Science Approach, Processa’s strategy is to develop more effective therapy options with improved tolerability for cancer patients through an efficient regulatory path.

For more information, visit our website at www.processapharma.com.

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com

Investor Relations Contact:

Yvonne Briggs

Alliance Advisors IR

(310) 691-7100

ybriggs@allianceadvisors.com